SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made and entered into as of July 26, 2010 by and among LUBY’S, INC., a Delaware corporation (the “Company”); each of the Lenders which is or may from time to time become a party to the Credit Agreement (as defined below) (individually, a “Lender” and, collectively, the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, acting as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

RECITALS

A.           The Company, the Lenders and the Administrative Agent executed and delivered that certain Credit Agreement dated as of November 9, 2009, as amended by instrument dated as of January 31, 2010.  Said Credit Agreement, as amended, supplemented and restated, is herein called the “Credit Agreement”.  Any capitalized term used in this Amendment and not otherwise defined shall have the meaning ascribed to it in the Credit Agreement.

B.           The Company, the Lenders and the Administrative Agent desire to amend the Credit Agreement in certain respects.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties herein set forth, and further good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Lenders and the Administrative Agent do hereby agree as follows:

SECTION 1. Amendments to Credit Agreement.

(a)          The definition of “Applicable Rate” set forth in Section 1.01 of the Credit Agreement is hereby to read in its entirety as follows:

“Applicable Rate” means, for any day with respect to any ABR Loan or Eurodollar Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon the Total Leverage Ratio as of the most recent determination date:

Total Leverage Ratio	ABR Spread	Eurodollar Spread	Commitment Fee Rate
Category 1: greater than 2.50	2.75	4.50	0.45
Category 2: greater than 1.25 but less than or equal to 2.50	2.00	3.75	0.40
Category 3: greater than 0.50 but less than or equal to 1.25	1.50	3.25	0.35
Category 4: less than or equal to 0.50	1.00	2.75	0.30

For purposes of the foregoing, (i) the Total Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the Borrower’s consolidated financial statements delivered pursuant to Sections 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; but the Total Leverage Ratio shall be deemed to be in Category 1 at the request of the Required Lenders if the Borrower fails to timely deliver the consolidated financial statements required to be delivered by it pursuant to Sections 5.01(a) or (b), during the period from the deadline for delivery thereof until such consolidated financial statements are received.

(b)          The definition of “Commitment” set forth in Section 1.01 of the Credit Agreement is hereby to read in its entirety as follows:

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.07 and (b) reduced from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The amount of each Lender’s Commitment as of July 26, 2010 is set forth on Schedule 2.01.  The aggregate amount of the Lenders’ Commitments as of July 26, 2010 is $53,000,000.

(c)          The definition of “EBITDA” set forth in Section 1.01 of the Credit Agreement is hereby to read in its entirety as follows:

“EBITDA” means, without duplication, for any period, consolidated income from continuing operations of the Borrower, consistent with the Borrower’s Forms 10-K and 10-Q, plus depreciation, amortization, other non-cash expenses, interest expense, taxes, and minus in the case of income or plus in the case of losses, non-cash income and extraordinary gains or losses and other non-recurring items of income or expense as approved by the Administrative Agent; provided that, if the Borrower or any of its Subsidiaries acquires the Equity Interests or assets of any Person during such period under circumstances permitted under Section 6.14 hereof, EBITDA shall be adjusted to give pro forma effect to such acquisition assuming that such transaction had occurred on the first day of such period.    In calculating EBITDA for purposes of the Total Leverage Ratio and the Interest Coverage Ratio, (i) no EBITDA for any period on or prior to the last day of the third fiscal quarter of the Borrower’s 2010 fiscal year which is allocable to the assets acquired by Borrower or a Subsidiary of Borrower from Fuddruckers, Inc. (“Fuddrucker Assets”) shall be included, (ii) as of any date during the fourth fiscal quarter of the Borrower’s 2010 fiscal year, $8,000,000 shall be added to EBITDA, (iii) as of any date during the first fiscal quarter of the Borrower’s 2011 fiscal year, $6,154,000 shall be added to EBITDA, (iv) as of any date during the second fiscal quarter of the Borrower’s 2011 fiscal year, $4,308,000 shall be added to EBITDA and (v) as of any date during the third fiscal quarter of the Borrower’s 2011 fiscal year, $2,462,000 shall be added to EBITDA.  EBITDA which is allocable to the Fuddrucker Assets from and after the first day of the Borrower’s 2011 fiscal year shall be included in calculating EBITDA for purposes of the Total Leverage Ratio and the Interest Coverage Ratio.   In calculating EBITDA for purposes of the Minimum EBITDA covenant, for the first three periods of the fiscal quarter ending August 25, 2010 $1,846,000 shall be added to EBITDA and for the fourth period of the fiscal quarter ending August 25, 2010 the actual EBITDA allocable to Fuddruckers Assets for such period shall be added to EBITDA

(d)          A new definition of “Fuddruckers Purchase Agreement” is hereby added to Section 1.01 of the Credit Agreement, such new definition to read in its entirety as follows:

“Fuddruckers Purchase Agreement” means that certain Asset Purchase Agreement dated as of June 23, 2010 between the Borrower and Fuddruckers, Inc., a Texas corporation, and of certain Affiliates of Fuddruckers, Inc.

(e)          The definition of “Guarantors” set forth in Section 1.01 of the Credit Agreement is hereby to read in its entirety as follows:

“Guarantors” means (i) Christopher J. Pappas, (ii) Harris J. Pappas and (iii) each of the present or future Subsidiaries of the Borrower.

(f)          The definition of “Guaranty” set forth in Section 1.01 of the Credit Agreement is hereby to read in its entirety as follows:

“Guaranty” means (i) that certain Guaranty dated as of November 9, 2009 executed by all of the then current Subsidiaries of the Borrower in favor of the Administrative Agent, (ii) that certain Guaranty dated as of July 26, 2010 executed by Christopher J. Pappas and Harris J. Pappas in favor of the Administrative Agent, and (iii) any and all other guaranties now or hereafter executed in favor of the Administrative Agent relating to the Obligations hereunder and the other Loan Documents, as any of them may from time to time be amended, modified, restated or supplemented.

(g)          The definition of “Maturity Date” set forth in Section 1.01 of the Credit Agreement is hereby to read in its entirety as follows:

“Maturity Date” means September 1, 2011.

(h)          The definition of “Phantom Amortization” set forth in Section 1.01 of the Credit Agreement is hereby to read in its entirety as follows:

“Phantom Amortization” means, (i) for the fiscal quarter ended August 25, 2010, an amount equal to the outstanding principal balance of the Loans as of the close of business on August 25, 2010 divided by twenty-eight (28) and (ii) for any subsequent fiscal quarter, an amount equal to the outstanding principal balance of the Loans as of the close of business on the last day of such fiscal quarter divided by seven (7).

(i)           Section 2.07(a) of the Credit Agreement is hereby amended to read in its entirety as follows:

(a)           The aggregate amount of the Commitments shall be reduced to (i) $50,400,000 on November 30, 2010, (ii) $48,800,000 on February 28, 2011, (iii) $43,900,000 on May 31, 2011 and (iv) $40,000,000 on August 31, 2011.  Each such reduction shall be allocated among the Lenders pro rata in accordance with their respective Commitments.  Concurrently with any such reduction, Borrower shall make any prepayment required under Section 2.09(b) as a result of such reduction.  Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(j)           Section 2.07(d) of the Credit Agreement is hereby amended to read in its entirety as follows:

(d)           [Intentionally Left Blank]

(k)          Section 2.08(a) of the Credit Agreement is hereby amended to read in its entirety as follows:

(a)           The Borrower shall make payments of the unpaid principal balance of the Loans during each fiscal quarter in an aggregate amount equal to or exceeding $2,000,000 (inclusive of amounts paid pursuant to Section 2.09(c)).  In the event that Borrower makes a payment in any fiscal quarter in an aggregate amount (inclusive of amounts paid pursuant to Section 2.09(c)) of more than $2,000,000, the amount paid by the Borrower in excess of $2,000,000 shall be credited to Borrower's obligation to make such payment in the subsequent fiscal quarters in direct order.  Without limiting the foregoing, the Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Maturity Date.

(l)           Section 2.09(c) of the Credit Agreement is hereby amended to read in its entirety as follows:

(c)           In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any of its Subsidiaries in respect of any Prepayment Event, the Borrower shall, within three Business Days after such Net Proceeds are received, prepay Borrowings in an aggregate amount equal to 100% of such Net Proceeds in the case of a Prepayment Event with respect to any real property that is listed on Schedule 6.05 attached hereto.  To the extent such prepayment would result in the payment of breakage costs hereunder, at the election of the Required Lenders, either (i) such prepayment shall be deferred until the last day of the applicable Interest Period or (ii) such breakage costs shall be waived.

(m)         Section 5.13 of the Credit Agreement is hereby amended to read in its entirety as follows:
SECTION 5.13  Financial Covenants.  The Borrower will have and maintain:

(a)           Total Leverage Ratio – a Total Leverage Ratio of not greater than (i) at any time from and after the date hereof through and including August 25, 2010, 3.00  to 1.00 and (ii) at all times thereafter, 2.75 to 1.00.

(b)           Interest Coverage Ratio – an Interest Coverage Ratio of not less than  2.00 to 1.00 as of the end of each fiscal quarter.

(c)           Minimum EBITDA – EBITDA of not less than (i) $4,500,000 for the fiscal quarter ended August 25, 2010, (ii) $2,500,000 for the fiscal quarter ended November 17, 2010, (iii) $3,500,000 for the fiscal quarter ended February 9, 2011, (iv) $7,000,000 for the fiscal quarter ended May 4, 2011 and (iv) $6,500,000 for the fiscal quarter ended August 31, 2011.

(n)          Section 5.03(c) of the Credit Agreement is hereby amended to read in its entirety as follows:

(c)           In the event that (i) either (x) an Appraisal has been provided pursuant to Section 5.14 of this Agreement (other than to the extent already addressed in Section 5.16 hereof) or (y) any Mortgaged Property is sold pursuant to Section 6.05 of this Agreement,  and (ii) the Loan to Value Ratio exceeds 1.00 to 2.00 (such event being herein called an "Additional Real Collateral Event"), as soon as practicable and in any event within forty-five (45) days after an Additional Real Collateral Event, Borrower shall (1) execute and deliver or cause to be executed and delivered a Mortgage or Mortgages, in form and substance reasonably satisfactory to Administrative Agent, in favor of Administrative Agent and duly executed by Borrower or the applicable Subsidiary, covering and affecting and granting a first-priority Lien upon real property with an Appraisal value that is in an amount sufficient to cause the Loan to Value Ratio to not exceed 1.00 to 2.00 (the real property covered by the Mortgage or Mortgages created pursuant to this Section 5.03(c) being herein called the "Additional Real Collateral"), and such other documents (including, without limitation, surveys, environmental assessments, certificates and legal opinions, all in form and substance reasonably satisfactory to Administrative Agent) as may be required by Administrative Agent in connection with the execution and delivery of such Mortgage or Mortgages, (2) deliver or cause to be delivered by Subsidiaries of Borrower such other documents or certificates consistent with the terms of this Agreement and relating to the transactions contemplated hereby as Administrative Agent may reasonably request, (3) to the extent required by Administrative Agent, cause a title insurance underwriter satisfactory to Administrative Agent to issue to Administrative Agent a mortgage policy of title insurance, in form and substance satisfactory to Administrative Agent, insuring the first-priority Lien of the applicable Mortgage in such amount as is satisfactory to Administrative Agent and (4) deliver or cause to be delivered by Subsidiaries of Borrower evidence reasonably satisfactory to the Administrative Agent that such Additional Real Property lies in an area requiring special notices of flood hazard issues or the purchase of flood hazard insurance.  The Additional Real Collateral shall become Mortgaged Property and Scheduled Real Property for purposes of this Agreement.  The real property that constitutes Additional Real Collateral shall be selected at the  Borrower's discretion and shall be satisfactory to the Required Lenders.

(o)          Section 5.11 of the Credit Agreement is hereby amended to read in its entirety as follows:

SECTION 5.11  Use of Proceeds and Letters of Credit.  The Letters of Credit and the proceeds of the Loans will be used only for general corporate purposes and for general working capital purposes, which may include refinancing existing Indebtedness and costs associated with the acquisition of Fuddruckers, Inc. and other acquisitions permitted hereunder.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

(p)          Section 5.14 of the Credit Agreement is hereby amended to read in its entirety as follows:

SECTION 5.14  Appraisals.  On or before September 30, 2010, Borrower shall provide  to the Administrative Agent Appraisals of real property owned by the Loan Parties which is not currently covered by a Mortgage reflecting appraised values which, when added to the appraised values of the real property currently covered by a Mortgage, would cause the Loan to Value Ratio to be equal to or less than 1.00 to 2.00 upon satisfaction of the requirements of Section 5.16 with respect to such real property.  Thereafter, Borrower shall provide Appraisals of the Mortgaged Property to the Administrative Agent upon request by the Administrative Agent (but not more frequently than once in any period of twelve months unless an Event of Default has occurred and is continuing).  The Borrower shall pay all costs and expenses incurred in obtaining any Appraisals required hereunder.

(q)          Section 5.16 of the Credit Agreement is hereby amended to read in its entirety as follows:

SECTION 5.16  Mortgages.  On or before September 30, 2010, Borrower shall provide (a) counterparts of additional Mortgages signed on behalf of Borrower or its Subsidiary (as applicable) covering additional Mortgaged Property having an appraised value (as demonstrated by Appraisals delivered to the Administrative Agent pursuant to the first sentence of Section 5.14) sufficient to result in the Loan to Value Ratio being equal to or less than 1.00 to 2.00, and (b) evidence reasonably satisfactory to the Administrative Agent that none of such additional Mortgaged Property lies in an area requiring special notices of flood hazard issues or the purchase of flood hazard insurance and, to the extent reasonably required by Administrative Agent with respect to the applicable Mortgaged Property, a policy or policies of title insurance issued by a nationally recognized title insurance company, insuring the Lien of each such additional Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, and such surveys, abstracts and appraisals as may be required pursuant to such additional Mortgages or as the Administrative Agent may reasonably request.

(r)          Section 6.02(v) of the Credit Agreement is hereby amended to read in its entirety as follows:

(v)           in addition to and cumulative of the Liens permitted under the other provisions of this Section, Liens securing Indebtedness not exceeding, in the aggregate at any one time outstanding, $10,000,000; and

(s)          Section 6.08 of the Credit Agreement is hereby amended to read in its entirety as follows:

SECTION 6.08  Restricted Payments.  The Borrower will not, nor will it permit any other Loan Party to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so.  Notwithstanding the foregoing, at any time (i) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (ii) Subsidiaries of the Borrower may declare and pay dividends ratably with respect to their Equity Interests, (iii) the Borrower may declare and pay such payments or prepayments of Subordinated Debt as may be permitted under the terms and provisions of any applicable Subordination Agreement and (iv) management fees paid to advisors and consultants in an aggregate amount not to exceed $1,000,000 in any fiscal year.

(t)          Section 6.13 of the Credit Agreement is hereby amended to read in its entirety as follows:

SECTION 6.13  Capital Expenditures.  The Borrower will not, and will not permit any other Loan Party to, make a Capital Expenditure if, after giving effect to such Capital Expenditure, (a) any Event of Default is then existing or would arise as a result of the applicable Capital Expenditure or (b) there are Loans outstanding and such Capital Expenditure, when added with all other Capital Expenditures in such fiscal year, would exceed (i) for the fiscal year ended August 25, 2010, $10,000,000 and (ii) for any subsequent fiscal year, $15,000,000.  Acquisitions permitted under the terms and provisions of Section 6.14 hereof shall not be treated as Capital Expenditures for purposes of this Section.

(u)         Section 6.14 of the Credit Agreement is hereby amended to read in its entirety as follows:

SECTION 6.14  Acquisitions.  The Borrower will not, and will not permit any other Loan Party to, enter into any transaction or series of transactions for the purposes of acquiring all or a substantial portion of the assets, property and/or Equity Interests in and to any Person other than  the acquisition by the Borrower or any Loan Party of Equity Interests in and to (which may be way of a merger with and into the Borrower or another Loan Party so long as the Borrower or the applicable Loan Party is the surviving entity), or all or a substantial portion of the assets, property and/or operations of, any Person provided that

(a)           Aggregate consideration paid by the Loan Parties in connection with any such acquisition occurring on or after July 26, 2010 (exclusive of the acquisition contemplated under the Fuddruckers Purchase Agreement) shall not exceed $5,000,000;

(b)          the Company may acquire less than 100% of the Equity Interests of a Person, but in no event less than 80% except as permitted under Section 6.04;

(c)          no Default or Event of Default shall have occurred and be continuing or, on a pro forma basis, would reasonably be expected to result from such acquisition;

(d)          such acquisition is of a Person in the restaurant business or a reasonably-related business (or of assets used in the restaurant business or a reasonably-related business);

(e)          the Borrower can demonstrate, on a pro forma basis, after giving effect to such acquisition that the Total Leverage Ratio does not exceed 2.75 to 1.00; and

(f)           the Borrower shall have delivered (or caused to be delivered) to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent in connection with such acquisition.

(v)          Schedule 2.01 to the Credit Agreement is hereby amended to be identical to Schedule 2.01 attached hereto.

(w)         Section 3(d) of the Security Agreement executed by the Subsidiaries is hereby amended to read in its entirety as follows:

(d)          As of the date hereof, no Debtor has changed its name, whether by amendment of its organizational documents or otherwise, or the jurisdiction under whose laws such Debtor is organized within the last five (5) years.

SECTION 2. Conditions Precedent.  The effectiveness of this Amendment shall be conditioned upon delivery to the Administrative Agent of each of the following:

(a)          the Administrative Agent shall have received from the Loan Parties and all of the Lenders either (1) a counterpart of this Amendment signed on behalf of such party or (2) written evidence satisfactory to the Administrative Agent (which may include telecopy or e-mail transmission of a signed signature page of this Amendment) that such party has signed counterparts of this Amendment.

(b)           the Administrative Agent shall have received fully executed counterparts of (i) new Notes payable to the order of the Lenders evidencing the Revolving Loans and (ii) a Guaranty executed by Christopher J. Pappas and Harris J. Pappas in form and substance satisfactory to the Lenders and (iii) Security Documents executed by Christopher J. Pappas and Harris J. Pappas in form and substance satisfactory to the Lenders, creating and perfecting security interests in and to cash held in deposit accounts maintained at the respective Lenders (pro rata in accordance with their respective Commitments) in an aggregate amount equal to the principal amount guaranteed pursuant to the Guaranty referred to above;

(c)           the Administrative Agent shall have received such documents, certificates and opinions as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Company and the authorization of the execution and delivery of this Amendment, the new Notes referred to above, the Guaranties referred to above and the Security Documents referred to above, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel (provided that delivery of an opinion regarding the documentation executed by Christopher J. Pappas and Harris J. Pappas shall not be required until August 9, 2010).

(d)          Christopher J. Pappas and Harris J. Pappas shall have delivered cash collateral to the Lenders (and shall execute all applicable related Loan Documents) in order to comply with the provisions of Section 5.15 of the Guaranty dated as of July 26, 2010 executed by Christopher J. Pappas and Harris J. Pappas in favor of the Administrative Agent.

(e)           the acquisition contemplated by the Fuddruckers Purchase Agreement shall have been, or substantially simultaneously with the closing of the transactions contemplated herein shall be, consummated in accordance with the Fuddruckers Purchase Agreement and applicable law, without any amendment to or waiver of any terms or conditions of the Fuddruckers Purchase Agreement not approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed), and the Administrative Agent shall have received copies of the material documents evidencing the closing of the transactions contemplated by the Fuddruckers Purchase Agreement and all material due diligence materials relating to such transactions, which documents shall be in form and substance satisfactory to the Administrative Agent.

(f)           the Administrative Agent shall have received, for the pro rata benefit of the Lenders, the balance of the amendment fee in an amount equal to the product of 0.50% times the aggregate of the Commitments of such Lenders executing this Amendment (after giving effect to the increase of the Commitments set forth herein) (one-half of such amendment fee having been previously paid).

SECTION 3. Ratification.  Except as expressly amended by this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect.  None of the rights, title and interests existing and to exist under the Credit Agreement are hereby released, diminished or impaired, and the Company hereby reaffirms all covenants, representations and warranties in the Credit Agreement.

SECTION 4. Expenses.  The Company shall pay to the Administrative Agent all reasonable fees and expenses of its legal counsel incurred in connection with the execution of this Amendment.

SECTION 5. Certifications.  The Company hereby certifies that (a) no material adverse change in the assets, liabilities, financial condition, business or affairs of the Company has occurred and (b) subject to the waiver set forth herein, no Default or Event of Default has occurred and is continuing or will occur as a result of this Amendment.

SECTION 6. Miscellaneous.  This Amendment (a) shall be binding upon and inure to the benefit of the Company, the Lenders and the Administrative Agent and their respective successors, assigns, receivers and trustees; (b) may be modified or amended only by a writing signed by the required parties; (c) shall be governed by and construed in accordance with the laws of the State of Texas and the United States of America; (d) may be executed in several counterparts by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original agreement, and all such separate counterparts shall constitute but one and the same agreement and (e) together with the other Loan Documents, embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, consents and understandings relating to such subject matter.  The headings herein shall be accorded no significance in interpreting this Amendment.

NOTICE PURSUANT TO TEX. BUS. & COMM. CODE §26.02

THE CREDIT AGREEMENT, AS AMENDED BY THIS AMENDMENT, AND ALL OTHER LOAN DOCUMENTS EXECUTED BY ANY OF THE PARTIES PRIOR HERETO OR SUBSTANTIALLY CONCURRENTLY HEREWITH CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Company, the Lenders and the Administrative Agent have caused this Amendment to be signed by their respective duly authorized officers, effective as of the date first above written.

LUBY’S, INC.,
a Delaware corporation

By:	/s/ Christopher J. Pappas
Christopher J. Pappas,
President and Chief Executive Officer

The undersigned Subsidiaries of the Borrower hereby join in this Amendment to evidence their consent to execution by Borrower of this Amendment, to confirm that each Loan Document now or previously executed by the undersigned applies and shall continue to apply to this Amendment, and to acknowledge that without such consent and confirmation, Lenders would not execute this Amendment.

LUBY’S HOLDINGS, INC.,
a Delaware corporation,
LUBY’S LIMITED PARTNER, INC.,
a Delaware corporation,
LUBCO, INC.,
a Delaware corporation,
LUBY’S MANAGEMENT, INC.,
a Delaware corporation,
LUBY’S BEVCO, INC.,
a Texas corporation, and
LUBY’S FUDDRUCKERS RESTAURANTS, LLC, a Texas limited liability company

By:	/s/ Christopher J. Pappas
Christopher J. Pappas,
President and Chief Executive Officer

[signature page to Second Amendment to Credit Agreement]

WELLS FARGO BANK, NATIONAL
ASSOCIATION, individually and as
Administrative Agent

By:	/s/ Ben McCaslin
Name: Ben McCaslin
Title: Vice President

[signature page to Second Amendment to Credit Agreement]

AMEGY BANK, NATIONAL ASSOCIATION

By:	/s/ Melinda N. Jackson
Name: Melinda N. Jackson
Title: Senior Vice President

[signature page to Second Amendment to Credit Agreement]

SCHEDULE 2.01

Lender	Commitments

Wells Fargo Bank, National Association	$26,500,000
Amegy Bank National Association	$26,500,000